Exhibit 16.1

September 24, 2021

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Ideanomics, Inc.

Ladies and Gentlemen:

We have read the statements under Item 4.01 in the Current Report on Form 8-K dated September 24, 2021 (the “8-K”), of Ideanomics, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis, and therefore, do not agree or disagree with the other statements made by the Company in the 8-K.

Sincerely,

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO